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                                  EXHIBIT 21

                        Subsidiaries of the Registrant


SCB Software Services, Inc., a Tennessee corporation

Delta Software Systems, Inc. a Tennessee corporation

TMR Acquisition, Inc., a Tennessee corporation

Partners Resources, Inc., an Arizona corporation

Partners Capital Group, a California corporation